Exhibit 99.1

CAMDEN PROPERTY TRUST ANNOUNCES CLOSING OF
$380 MILLION FANNIE MAE CREDIT FACILITY

Houston, TEXAS (September 24, 2008) – Camden Property Trust (NYSE: CPT) today announced the closing of a $380 million secured credit facility with Red Mortgage Capital, Inc., a Fannie Mae DUS® lender. The facility is comprised of a $175 million variable rate loan funded with a Fannie Mae DMBS and a $205 million fixed rate loan. The variable rate loan is currently priced at 4.2% per annum, is for a ten-year term and the interest rate resets every 90 days after October 1, 2008. The fixed rate loan has a fixed annual interest rate of 5.625% for a ten-year term and provides for an additional one-year term with a variable rate.

Camden intends to use the proceeds from this credit facility for the repayment of approximately $173 million of maturing secured debt, pay down of amounts outstanding under its revolving line of credit, and for general corporate purposes.

Ric Campo, Camden’s Chairman and CEO, stated: “The closing of this facility clearly validates that Fannie Mae continues to provide attractive financing to the multifamily markets.”

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.

About Camden
Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 179 properties containing 62,421 apartment homes across the United States. Upon completion of seven properties under development, the Company’s portfolio will increase to 64,329 apartment homes in 186 properties. Camden was recently named to FORTUNE® Magazine’s list of the “100 Best Companies to Work For.”

For additional information, please contact Camden’s Investor Relations Department at (800) 922-6336 or (713) 354-2787 or access our website at www.camdenliving.com.